                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[X] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         INTERPLAY ENTERTAINMENT CORP.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                         INTERPLAY ENTERTAINMENT CORP.
                            16815 Von Karman Avenue
                           Irvine, California 92606

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 24, 1999

                               ----------------

To the Stockholders of Interplay Entertainment Corp.:

  The Annual Meeting of Stockholders of Interplay Entertainment Corp., a Delaware corporation (the "Company"), will be held at the offices of the Company, 16815 Von Karman Avenue, Irvine, California, on Thursday, June 24, 1999 at 10:00 a.m. Pacific Standard Time, to consider and vote on the following matters described in the attached Proxy Statement:

  (1) The election of five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

  (2) The approval (recommended by the Board of Directors) of the issuance to Titus Interactive SA, a French corporation ("Titus") of an aggregate of up to 5,000,000 shares of the Company's Common Stock pursuant to the terms and conditions of a Stock Purchase Agreement dated March 18, 1999, by and among the Company, Titus and Brian Fargo (Proposal 2);

  (3) The ratification (recommended by the Board of Directors) of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999 (Proposal 3); and

  (4) Such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 14, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The Company's stock transfer books will not be closed on such date.

  The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

                                          By Order of the Board of Directors

                                          Brian Fargo
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

Irvine, California
May 24, 1999

                         INTERPLAY ENTERTAINMENT CORP.
                            16815 Von Karman Avenue
                           Irvine, California 92606

                               ----------------

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 24, 1999
                                  10:00 a.m.

                               ----------------

Solicitation and Revocation of Proxies

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Interplay Entertainment Corp., a Delaware corporation (the "Company"), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

  The persons named as proxies were designated by the Board of Directors and are directors of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the approval of the issuance of up to Five Million (5,000,000) shares of the Company's Common Stock to Titus Interactive SA ("Titus") pursuant to the terms of the Stock Purchase Agreement dated March 18, 1999 among the Company, Titus and Brian Fargo and FOR the ratification of Arthur Andersen LLP as the Company's independent auditors.

  Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

  This Proxy Statement and proxy are being mailed to stockholders of the Company on or about May 24, 1999. The mailing address of the executive offices of the Company is 16815 Von Karman Avenue, Irvine, California 92606.

Voting at the Meeting

  Only record holders of Common Stock of the Company at the close of business on May 14, 1999, will be entitled to notice of, and to vote at, the meeting.
As of the record date, there were                  shares of the Company's
Common Stock outstanding. Each share is entitled to one vote at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Except with respect to the election of directors, the affirmative vote of at least a majority of the shares of the Company's Common Stock outstanding on the record date is required for a proposal to be adopted

  The Company's stockholders have cumulative voting rights with respect to their shares of the Company's Common Stock when voting on the election of members of the Company's Board of Directors. Cumulative voting rights entitle each stockholder to the number of votes he or she would otherwise have in the absence of cumulative voting rights, multiplied by the number of directors to be elected. Each stockholder may cast all of the resulting votes for a single director, or may distribute them among the directors to be elected as the stockholder sees fit. In order to determine how may votes a stockholder is entitled to cast as a consequence of cumulative voting rights, the stockholder multiplies the total number of shares of the Company's Common Stock which they own by the number of directors being elected, in this case five (5). The total which results is the number of votes the stockholder may cast in connection with the election of directors. The five (5) nominees receiving the most votes will be elected. The proxies solicited by the Board of Directors confer discretionary authority on the proxy holders to cumulate votes to elect the nominees listed in this Proxy Statement.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy will vote to elect the five (5) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

  The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. The Company's Board of Directors recommends that you vote FOR the election of each of the nominees named below. Shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below, with cumulative votes cast as the proxies deem necessary to elect such persons, unless authority to vote for nominees has been withheld in the proxy. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Board of Directors:

Nominees for Director

                                                                       Director
            Name           Age          Principal Occupation            Since
            ----           ---          --------------------           --------
   Brian Fargo............  36 Chairman and Chief Executive Officer      1983
   Kenneth J. Kay(1)(2)...  44 Vice President, Universal Studios,        1999
                                Inc.
   Richard S.F. Lehrberg..  51 Executive Vice President                  1989
   Charles S. Paul(2).....  49 Chairman and Chief Executive Officer,     1994
                                SEGA GameWorks LLC
   Mark Pinkerton(1)......  38 Vice President, Universal Studios,        1998
                                Inc.

--------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

  Brian Fargo, Chairman of the Company's Board of Directors, founded the Company in 1983 and has served as the Company's Chief Executive Officer since that time. Prior to June 1995, Mr. Fargo also served as the Company's President. Mr. Fargo also currently serves as a member of the Board of Directors of the Interactive Digital Software Association.

  Kenneth J. Kay has served as director of the Company since February 1999. Mr. Kay has served as Executive Vice President and Chief Financial Officer of Universal Studios Consumer Products Group since December 1997, and prior to that as Senior Vice President and Chief Financial Officer of Playmates, Inc., a developer and distributor of toys and interactive entertainment games, since January 1997. From July 1994 to January 1997, Mr. Kay served as Chief Financial Officer/Senior Vice President, Finance and Administration of Systemed, Inc., a prescription benefit management company. Prior to that, Mr. Kay served as Group

Vice President of Ameron International, a manufacturer of construction products, from January 1992 to September 1993 and as Chief Financial Officer/Senior Vice President, Finance and Administration of Ameron from February 1990 to January 1992.

  Richard S.F. Lehrberg joined the Company as Vice President in November 1991 and has served as Executive Vice President of the Company since October 1994. Mr. Lehrberg has served as a director of the Company since April 1989. Prior to joining the Company, from December 1988 to November 1991, Mr. Lehrberg served as President of Lehrberg Associates, an international licensing company. From August 1982 to November 1988, Mr. Lehrberg was employed by Activision, Inc., an interactive entertainment software publisher, in various positions, including Vice President and General Manager of the Entertainment Division.

  Charles S. Paul has served as a director of the Company since October 1994. Since March 1995, Mr. Paul has been employed by Sega GameWorks, a location-based entertainment company, and has served as the Chairman of the Board of Sega GameWorks L.L.C., a location-based entertainment software company, since March 1996. Mr. Paul previously served as Executive Vice President of Universal Studios, Inc. ("Universal") from December 1986 to March 1995. Mr. Paul is a director of National Golf Properties, Inc. and Entertainment Properties Trust, both real estate investment trusts.

  Mark Pinkerton has served as a director of the Company since March 1998. Mr. Pinkerton has served as Vice President-Business Development in the Universal Pictures division of Universal since September 1998, and prior to that as Director-Corporate Development and Strategic Planning for Universal since July 1996. From February 1995 to June 1996, Mr. Pinkerton was an independent consultant. Mr. Pinkerton was a Vice President in the Mergers and Acquisitions Department of the Investment Banking Division of Lehman Brothers Inc., an investment banking and stock brokerage firm, from August 1991 to January 1995.

Board Committees

  The Company has two standing committees of the Board of Directors: an Audit Committee and a Compensation Committee. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The Compensation Committee determines officer and director compensation and administers the Company's benefit plans. The Audit Committee
met    times during fiscal 1998. The Compensation Committee met    times
during fiscal 1998.

Attendance at Meetings

  During the fiscal year ended December 31, 1998, the Board of Directors held
a total of    meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board and of the committees of which he was a member.

Director Compensation

  The Company's directors currently do not receive cash compensation for attendance at Board of Directors or committee meetings. However, in the future, non-employee directors may receive compensation for attendance and may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In September 1998, Charles S. Paul and David R. Dukes were each granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $8.00 per share, which options vest over a period of five years following the date of the grant.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998 all of the Company's officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

  The following sets forth certain information concerning the beneficial ownership of the Company's outstanding Common Stock as of April 30, 1999 for
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially five percent or more of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers of the Company as a group.

                                                    Shares       Percentage of
                                                 Beneficially     Outstanding
Name and Address of Beneficial Owner               Owned(1)      Shares Owned
------------------------------------             ------------    -------------
Brian Fargo....................................    6,022,378(2)      28.4%
 16815 Von Karman Avenue
 Irvine, CA 92606

Universal Studios, Inc. .......................    4,658,216         22.4

Mark Pinkerton(3)..............................

Kenneth J. Kay(3)..............................
 100 Universal City Plaza
 Universal City, CA 91608

Titus Interactive SA...........................    7,180,016(4)      34.5
 20432 Corisco Street
 Chatsworth, CA 91311

Christopher J. Kilpatrick(5)...................      282,602(6)       1.3

Richard S.F. Lehrberg..........................      590,979(7)       2.8

James C. Wilson(8).............................       10,000(9)        *

Charles S. Paul................................            0           *

All Directors and Executive Officers as a Group
 (7 persons)...................................   11,564,175(10)     52.5%

--------
  * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of April 30, 1999 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 430,000 shares subject to warrants and options exercisable within 60 days of April 30, 1999.

 (3) Messrs. Pinkerton and Kay, who are employees of Universal or its subsidiaries and have been appointed as directors by Universal, disclaim beneficial ownership of the shares held by Universal.

 (4) Includes 4,658,216 shares subject to an option granted to Titus by Universal, which option may, under certain circumstances, be exercisable within 60 days of April 30, 1999.

 (5) Mr. Kilpatrick's employment with the Company terminated in May 1999.

 (6) Includes 255,528 shares subject to options exercisable within 60 days of April 30, 1999.

 (7) Includes 510,374 shares subject to options exercisable within 60 days of April 30, 1999.

 (8) Manuel Marrero replaced James Wilson as the Company's Chief Financial Officer in April 1999. Mr. Wilson continues to serve the Company as its Vice President of Finance.

 (9) Includes 10,000 shares subject to options exercisable within 60 days of April 30, 1999.

(10) Includes 1,205,902 shares subject to warrants and options exercisable within 60 days of April 30, 1999.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

Summary Information Concerning Executive Officers Who Are Not Director Nominees and Certain Significant Employees

  The following table sets forth certain information regarding the Company's executive officers who are not also nominees for the Board of Directors and certain significant employees, and their ages as of April 30, 1999:

Name                  Age Position with the Company
----                  --- -------------------------
Manuel Marrero......   41 Chief Financial Officer(1) and Chief Operating Officer
James C. Wilson.....   48 Vice President of Finance(1)
Phillip G. Adam.....   44 Vice President of Business Development
Kim Motika..........   38 Vice President of Strategic Development
Patricia J. Wright..   38 Vice President of Development
Jim Maia............   38 Vice President, North American Sales
Cal Morrell.........   43 Vice President of Marketing
Peter A. Bilotta....   43 President of Interplay Productions Limited
Jill S. Goldworn....   34 President of Interplay OEM, Inc.
David Perry.........   31 President of Shiny Entertainment, Inc.

--------
(1) Manuel Marrero replaced James Wilson as the Company's Chief Financial Officer in April 1999. Mr. Wilson continues to serve the Company as its Vice President of Finance.

Background Information Concerning Executive Officers who are not Director Nominees and Certain Significant Employees

  Manuel Marrero joined the Company in April 1999 as its Chief Financial Officer and Chief Operating Officer. Prior to joining the Company, Mr. Marrero served as Chief Financial Officer, Senior Vice President and Corporate Secretary of Precision Specialty Metals, Inc., a leading high precision conversion mill for stainless steel and high performance alloys, from July 1996. From October 1993 through July 1996 Mr. Marrero served as the Senior Vice President, Chief Financial Officer and corporate secretary for Autologic Information International, Inc., a manufacturer of computerized image setting and publications systems equipment and software for the publishing industry.

  James C. Wilson joined the Company as Chief Financial Officer in August 1997 and has served as Vice President of Finance of the Company since April 1999. Prior to joining the Company, from January 1996 to August 1997, Mr. Wilson served as Chief Financial Officer, Treasurer and Vice President of Administration of Cloud 9 Interactive Inc., a publisher and developer of educational and entertainment multi-media products. Between October 1993 and December 1995, Mr. Wilson served as Vice President--Finance and Chief Financial Officer of Applause Enterprises Inc., a worldwide distributor of gifts and toys. Between February 1992 and October 1993, Mr. Wilson served as a Finance Executive for Sega of America, a video game system manufacturer.

  Phillip G. Adam joined the Company as Vice President of Sales and Marketing in December 1990 and has served as Vice President of Business Development of the Company since October 1994. Prior to joining the Company, from January 1984 to December 1990, Mr. Adam served as President of Spectrum Holobyte, an interactive entertainment software publisher, where he was a co-founder. From May 1990 to May 1996, Mr. Adam served as the Chairman or a member of the Board of Directors of the Software Publishers Association and, during part of such period, as President of the Software Publishers Association. From March 1997 to March 1998 Mr. Adam served as the Chairman of the Public Policy Committee of the Interactive Digital Software Association.

  Kim Motika joined the Company as National Sales Manager in November 1991, and was promoted to Vice President of Sales of the Company in October 1994. In November 1998, she was promoted to Vice President of Strategic Development. Prior to joining the Company, from May 1989 to October 1991, Ms. Motika served as a Sales Manager for Ashton-Tate, a software publisher, and served as Western Regional Vice President of Ingram Micro, a worldwide distributor of information technology products, from 1983 to 1988.

  Patricia J. Wright joined the Company as Vice President of Marketing in October 1995 and has served as Vice President of Development since June 1997. Prior to joining the Company, from April 1993 to October 1995, Ms. Wright served as Vice President of Marketing for Activision, Inc. and as Director of Marketing for the Barbie Products division of Mattel, Inc., a toy manufacturer, from January 1990 to April 1993.

  Jim Maia joined the Company as Canadian Sales Manager in May 1995, was promoted to Senior Director, North American Sales in October 1997, and has served as Vice President, North American Sales since November 1998. Prior to joining the Company, Mr. Maia served as Merchandise Manager for Beamscope Canada since January 1990.

  Cal Morrell joined the Company as Vice President of Marketing in September 1998. Prior to joining the Company, from March 1997 to August 1998, Mr. Morrell served as Senior Vice President of Games On-Line, Inc. dba Engage, and prior to that served as Vice President of Marketing & Internet for Legacy Software from June 1996 to February 1997, as well as Director of Worldwide Consumer Software of IBM UK from January 1995 to June 1996. From June 1993 to December 1994, Mr. Morrell served as Brand Manager at IBM Consumer Division.

  Peter A. Bilotta has served as President of Interplay Europe since August 1994. Prior to joining the Company, from January 1992 to July 1994, Mr. Bilotta served as Managing Director--Distributed Territories of Acclaim Entertainment Ltd., an entertainment software publisher. Mr. Bilotta also served as Managing Director and Chief Executive Officer of Arena Entertainment Inc., an interactive entertainment software publisher, from March 1991 to December 1991. Mr. Bilotta serves as a director of Interactive Media, Ltd., a privately-held interactive entertainment software developer, and Bizarre Love Triangle, a privately-held interactive entertainment software distributor.

  Jill S. Goldworn has served as President of Interplay OEM, Inc., the Company's OEM subsidiary, since December 1996. Prior to that, Ms. Goldworn served as Vice President, OEM and Merchandising of the Company since June 1995. Prior to that, Ms. Goldworn served as Director of the OEM division of the Company from September 1992 to June 1995. Prior to joining the Company, from November 1991 to August 1992, Ms. Goldworn served as Director of Contract Sales of PC Globe, Inc., a publisher of desktop geography software.

  David Perry has served as President of Shiny Entertainment, Inc. since October 1993. Mr. Perry founded Shiny, developer of Earthworm Jim, in October 1993. Prior to founding Shiny, from January 1991 to September 1993, Mr. Perry served as a consulting engineer for Virgin Interactive Entertainment Inc., an interactive entertainment software publisher.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation earned during the last two fiscal years ended December 31, 1998 by the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers"). In April 1999, Manuel Marrero replaced Mr. Wilson as the Company's Chief Financial Officer. Mr. Kilpatrick's employment with the Company terminated in May 1999.

                          Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                          Annual Compensation                        Awards
                          -------------------                     ------------
                                                                   Securities
Name and Principal                                                 Underlying
Position                   Year     Salary        Bonus  Other(1)  Options(#)
------------------         ----   -----------    ------- -------  ------------
Brian Fargo..............    1998 $   210,417        --     --      150,000
 Chief Executive Officer     1997     237,500        --     --          --

Christopher J.
 Kilpatrick..............    1998     234,722    $75,000 $5,065      20,000
 President                   1997     200,000        --   4,750      20,000

Richard S. F. Lehrberg...    1998     178,805     15,000  4,792         --
 Executive Vice President    1997     200,000        --   4,792         --

James C. Wilson..........    1998     131,686        --     --          --
 Chief Financial Officer     1997      50,625(2)     --     --       50,000

--------
(1) Consists of matching payments made under the Company's 401(k) plan. See "--Employee Benefit Plans--401(k) Plan."

(2) Mr. Wilson joined the Company in August 1997 at an annual base salary of $135,000.

            Stock Option Grants During Year Ended December 31, 1998

  The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1998.

                                                                      Potential Realizable
                                     Percent of                         Value at Assumed
                         Number of     Total                          Annual Rates of Stock
                         Securities   Options                          Price Appreciation
                         Underlying  Granted to  Exercise                for Option Term
                          Options   Employees In   Price   Expiration        ($)(4)
          Name           Granted(1) Fiscal Year  ($/Sh)(2)  Date(3)      5%         10%
          ----           ---------- ------------ --------- ----------    --     -----------
Brian Fargo.............  150,000       33.3%      $8.00    2/23/08   $ 754,674 $ 1,912,491
Christopher J.
 Kilpatrick.............   20,000        4.4       $8.00    2/23/08   $ 100,623 $   254,999

--------
(1) Represents options granted pursuant to the Company's 1997 Plan. All such options were granted at an exercise price equal to, or less than, the fair market value of the Common Stock on the date of grant. All such options vest at the rate of 20% per year.

(2) In February 1998, the Compensation Committee repriced all options granted at an exercise price of greater than $8.00 which were held by current employees of the Company or its wholly owned subsidiaries, including the options listed above, to an exercise price of $8.00.

(3) Options granted to such individuals pursuant to the 1997 Plan expire 10 years from the date of grant.

(4) Represents amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% numbers are calculated based on rules required by the Securities and Exchange Commission (the "Commission") and do not reflect the Company's estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth.

          Aggregate Option Exercises And 1998 Year-End Option Values

  Shown below is information relating to the exercise of stock options during the year ended December 31, 1998 for each of the Named Executive Officers, and the year-end value of unexercised options.

                                                                             Value of
                                                    Number of Securities  Unexercised in-
                                                         Underlying          the-Money
                                                    Unexercised Options     Options at
                           Shares                       at Year-End          Year-End
                          Acquired                     (Exercisable/       (Exercisable/
          Name           on Exercise Value Realized    Unexercisable)    Unexercisable)(1)
          ----           ----------- -------------- -------------------- -----------------
Brian Fargo.............      --           --               0/150,000             $0/$0
Richard S.F. Lehrberg...      --           --               572,874/0       $932,066/$0
Christopher J.
 Kilpatrick.............      --           --          251,528/20,000        $30,775/$0
James C. Wilson.........      --           --           10,000/40,000             $0/$0

--------
(1) Represents an amount equal to difference between the closing sale price for the Company's Common Stock on the Nasdaq National Market on December 31, 1998 and the option exercise price, multiplied by the number of unexercised in-the-money options.

Employment Agreements

  The Company has entered into an employment agreement with Brian Fargo, as amended, for a term of six years through March 2000, pursuant to which he currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. The employment agreement provides for a base salary of $250,000 per year, with such annual raises as may be approved by the Board of Directors, plus annual bonuses at the discretion of the Board of Directors. In the event that Mr. Fargo is terminated without cause or resigns for good reason as set forth in the agreement, the Company is required to pay Mr. Fargo 150% of his base salary and 75% of his imputed annual bonuses for the remainder of the term of the agreement, which payments are contingent upon Mr. Fargo's non-competition with the Company, as defined in the agreement. Mr. Fargo is also entitled to participate in the incentive compensation and other employee benefit plans established by the Company from time to time.

  The Company entered into an employment agreement with Christopher J. Kilpatrick for a term of five years commencing May 1994, pursuant to which he served as President of the Company until his employment with the Company terminated in May 1999. The employment agreement provides for a base salary of $157,200 per year, with annual raises determined by the Board of Directors of not less than ten percent per year, plus annual bonuses at the discretion of the Board of Directors. In the event Mr. Kilpatrick is terminated by the Company at any time for any reason, or in the event Mr. Kilpatrick terminates his employment on or before November 14, 1998 for good reason as defined in the agreement, or after November 14, 1998 for any reason, the Company is required to pay Mr. Kilpatrick 150% of his base salary and 75% of his imputed annual bonuses for 12 months following such termination, which payments are contingent upon Mr. Kilpatrick's non-competition with the Company, as set forth in the agreement. In addition, in the event Mr. Kilpatrick is terminated without cause or resigns for good reason as defined in the agreement, all stock options held by Mr. Kilpatrick will vest to the extent they would have vested through the end of the term of the agreement. In June 1995, following a change in control of the Company as defined in the agreement, all of the stock options then held by Mr. Kilpatrick automatically vested. Upon the closing of the Company's initial public offering in June 1998 (the "IPO"), the options granted Mr. Kilpatrick in 1997 automatically vested. Mr. Kilpatrick was also entitled to participate in the incentive compensation and other employee benefit plans established by the Company from time to time.

  The Company has entered into an employment agreement with Richard S.F. Lehrberg for a term of five years commencing March 1994, pursuant to which he currently serves as Executive Vice President of the Company. The employment agreement provides for a base salary of $200,000 per year, with annual raises as approved by the Board of Directors. Mr. Lehrberg is also entitled to an annual bonus based on the achievement of goals and objectives agreed upon by the Board of Directors and Mr. Lehrberg, up to a maximum of $134,000 per year. In the event Mr. Lehrberg is terminated without cause or resigns for good reason as set forth in the agreement, the Company is required to pay Mr. Lehrberg 150% of his base salary and 75% of his imputed annual bonuses for the remainder of the term of the agreement, which payments are contingent upon Mr. Lehrberg's non-competition with the Company, as defined in the agreement. Mr. Lehrberg is also entitled to participate in the incentive compensation and other employee plans established by the Company from time to time.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee currently consists of Messrs. Paul and Kay. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity. During 1998, decisions regarding executive compensation were made by the Compensation Committee, which then consisted of Mr. Paul, David R. Dukes and Paul Rioux. Mr. Paul serves as a director of the Company and is employed by Sega GameWorks, a location-based entertainment company. Mr. Dukes served as a director of the Company until his resignation in September 1998. Mr. Rioux served as a director of the Company until his resignation in November 1998. During such time, Mr. Rioux was an officer of Universal Studios New Media, Inc., a subsidiary of Universal, which has entered into various transactions with the Company. See "Certain Relationships and Related Transactions--Transactions With Fargo and Universal."

                     REPORT OF THE COMPENSATION COMMITTEE

  The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1998.

  The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's executive officers and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation Committee met four times during fiscal year 1998.

Compensation Policies and Objectives

  The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

  Base Salary. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable entertainment software companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

  Annual Bonus. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. If certain objective and subjective performance goals are not met, annual bonuses are reduced or not paid.

  Long-Term Incentives. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded in order to tie the executive officers' interests to the Company's performance and align those interests closely with those of stockholders. The Compensation Committee generally has followed the practice of granting options on terms which provide that the options become exercisable in cumulative installments over a three to five year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

Chief Executive Officer Compensation

  The salary, annual raises and annual bonus of Brian Fargo, the Company's Chief Executive Officer, are determined in accordance with Mr. Fargo's Employment Agreement with the Company. Mr. Fargo's Employment Agreement provides for a base salary of $250,000 per year, with annual raises and bonuses as may be approved at the discretion of the Company's Board of Directors. (see "Employment Agreements," above). The amounts of any annual raises or bonuses are determined in accordance with the policies and objectives set forth above. In February 1998, Mr. Fargo was granted an option to purchase 150,000 shares of the Company's Common Stock. The Compensation Committee believes it is crucial to the Company's long-term success to continue to tie the Chief Executive Officer's incentive to the Company's performance and to align individual financial interests with those of the Company's stockholders.

Deductibility of Executive Compensation.

  The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer. The Company's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                          The Compensation Committee of the
                                          Board of Directors

                                          Charles S. Paul
                                          Kenneth J. Kay

  Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph on page 11 shall not be incorporated by reference into any such filings.

Common Stock Price Performance

  Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the MG Industry Group 820 (Multimedia/Graphics Software) and the Nasdaq Market Index for the period that commenced June 19, 1998, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on December 31, 1998. The graph assumes $100 invested June 19, 1998 in the Company's Common Stock, the MG Industry Group 820 (Multimedia/Graphics Software) and the Nasdaq Market Index, with the reinvestment of all dividends. The Performance Graph is not necessarily an indicator of future price performance.



                        [PERFORMANCE GRAPH APPEARS HERE]

                                          MG Industry Group 820
                           Interplay      (Multimedia/Graphics
   Measurement Date   Entertainment Corp.       Software)       Nasdaq Market Index
   ----------------   ------------------- --------------------- -------------------
       06/19/98             100.00               100.00               100.00
       06/30/98              95.83               100.00               100.00
       09/30/98              53.13                69.97                90.13
       12/31/98              29.69                91.60               117.16

Certain Relationships and Related Transactions

 Transactions With Fargo

  In connection with the amendment of the Company's line of credit agreement in November 1998, Brian Fargo, the Company's Chairman and Chief Executive Officer, provided a personal guarantee of the Company's obligations in the amount of $5.0 million which is effective through May 31, 1999, and secured by certain of Mr. Fargo's personal assets. As consideration for making such guarantee, Mr. Fargo received warrants to purchase 400,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. In March 1999, Mr. Fargo extended such guarantee through December 21, 1999. As consideration for such extension, the Company agreed to assume the obligations of Mr. Fargo under an agreement entered into between Mr. Fargo and Christopher J. Kilpatrick (the "Kilpatrick Agreement"). Under the terms of the Kilpatrick Agreement as assumed by the Company, the Company guarantees that Mr. Kilpatrick will receive One Million Dollars

($1,000,000) in pre-tax proceeds from the sale, on or before January 1, 2001 of the shares of the Company's Common Stock issuable to him upon his exercise of his options to purchase 255,528 shares of the Company's Common Stock. The amount of the Company's obligation under the Kilpatrick Agreement will vary based on the market price of the Company's Common Stock. Based on the closing sale price of the Common Stock on March 31, 1999, the amount of such obligation would be approximately $915,000.

 Transactions With Fargo and Universal

  The Company, Mr. Fargo and Universal entered into a Stock Purchase Agreement, dated January 25, 1994, for the purchase of Common Stock. On March 30, 1994, pursuant to the Stock Purchase Agreement, Universal purchased 1,824,897 shares of Common Stock from the Company for a purchase price of $15 million and 1,216,598 shares of Common Stock from Mr. Fargo for a purchase price of $10 million. Pursuant to the Stock Purchase Agreement, the Company, Mr. Fargo and Universal entered into an Option Agreement, dated March 30, 1994, pursuant to which Mr. Fargo granted Universal an option to purchase additional shares of Common Stock held by Mr. Fargo. Pursuant to such Agreement, Universal purchased 1,216,598 additional shares of Common Stock from Mr. Fargo at a price of $9.10 per share on April 25, 1995 and 1,150,123 additional shares of Common Stock at a price of $14.62 per share on April 26, 1996, such that Universal became a 35% owner of the Company as of April 25, 1995 and a 45% owner of the Company as of April 26, 1996. In order to acquire sufficient shares of Common Stock for sale to Universal on each of the three sale dates, Mr. Fargo acquired such number of shares as was required for sale to Universal from existing shareholders of the Company in simultaneous transactions. Pursuant to the Stock Purchase Agreement, the Company, Mr. Fargo and Universal entered into a Shareholders' Agreement dated March 30, 1994, as amended October 8, 1996 and in March 1998, which contains certain restrictions on transfer of shares, rights of first refusal, voting provisions, registration rights and certain restrictions on corporate actions. Only the mutual rights of first refusal as between Universal and Mr. Fargo and the registration rights of Universal and Mr. Fargo survived the closing of the IPO. For his services in connection with such transaction, Mr. Fargo was awarded a bonus of $1.0 million by the Board of Directors on March 28, 1994. Mr. Fargo has agreed to defer the payment of such bonus to a future date.

  The Company has entered into three Merchandising License Agreements with MCA/Universal Merchandising Inc., a subsidiary of Universal. Pursuant to an agreement dated May 23, 1994, the Company had the exclusive right to use the theme and characters of the Waterworld motion picture in software products for specified platforms. Such right expired July 31, 1998. Pursuant to an agreement dated May 23, 1994, the Company has the non-exclusive right to use the theme and characters of the Casper motion picture in software products for specified platforms for a period of three years following the release of such motion picture. Pursuant to an agreement dated April 16, 1996, the Company has the exclusive right to the theme and characters of the Flipper motion picture for an interactive story book product on specified platforms until June 1, 2001. Each of the agreements provide for the Company to pay specified advances against royalties and for specified royalty guarantees. To date, the Company has paid a total of $0.5 million, $0.3 million and $30,000, respectively, in advances and royalty payments under such agreements. In addition, pursuant to a letter agreement dated September 27, 1996, with Universal Interactive Studios, a subsidiary of Universal ("UIS"), the Company has the exclusive distribution rights in North America for PlayStation versions of Disruptor (the "Disruptor Agreement"), plus the exclusive rights to manufacture, publish and distribute Disruptor on any video game platform outside of North America. On August 16, 1995, the Company and UIS entered into an exclusive distribution agreement pursuant to which UIS agreed to distribute the Company's interactive software products in Europe through UIS's affiliate, MCA Home Video, Inc., which in turn distributes through Cinema International Corporation ("CIC"). The distribution agreement was subsequently terminated. In March 1998, the Company entered into an agreement with UIS whereby the Company agreed to pay to UIS all remaining amounts owed to UIS. Such amounts totaled $1.4 million and were paid in June 1998.

  Mark Pinkerton and Kenneth J. Kay, directors of the Company, are employees of Universal and/or its subsidiaries.

 Engage Transactions

  In June 1995, the Company formed a subsidiary to divest Games On-Line, Inc., dba Engage Games Online ("Engage"), which formerly operated as a division of the Company. Pursuant to a Stock Purchase Agreement dated June 30, 1995, the Company sold 10,000,000 shares of common stock of Engage to Mr. Fargo for $237,000. In connection with such sale, the Company and Mr. Fargo entered into an Option Agreement dated June 30, 1995, granting the Company an option to repurchase all of such shares at an aggregate exercise price of $337,000 at any time prior to June 30, 2005 (the "Termination Date"). In conjunction with a financing agreement between Engage and Mr. Fargo, the Option Agreement was amended in March 1998 to reduce the shares subject to such option to 19% of the shares held by Mr. Fargo and to reduce the exercise price to $250,000. In the event the Company elects not to exercise its option to repurchase the shares, upon certain events Universal has an option to purchase the shares at the same exercise price. If Universal exercises its option to purchase the shares, the Company has an option to purchase such shares from Universal at the $250,000 exercise price until the Termination Date.

  Prior to March 1996, the Company loaned Engage approximately $1.8 million to fund the operations of Engage, which debt was evidenced by a convertible demand promissory note dated March 29, 1996, bearing interest at the prime rate plus two percent per annum. Approximately, $0.8 million of the principal amount was repaid to the Company in a number of installments during 1996 and 1997. In connection with a secured debt financing in August 1997, the remaining outstanding principal of approximately $1.0 million was converted into a secured convertible promissory note bearing interest at a rate of eight percent per annum. As part of the August 1997 transaction, the Company loaned an additional $100,000 to Engage on the same terms.

  In March 1996, the Company entered into an agreement with Engage which, among other things, provides that the Company will provide certain administrative services to Engage, and grants Engage the exclusive right to use certain of the Company's products in Internet-based on-line services. Engage currently owes the Company approximately $900,000 in connection with such agreement.

  The Company is co-lessee with Engage under a lease with General Electric Capital Corporation ("GECC") for equipment utilized by Engage. As of April 30, 1999, the Company's obligations to GECC through the term of the lease are approximately $246,000.

 Financing Transactions

  In October 1996, the Company sold an aggregate of $2,400,000 in Subordinated Secured Promissory Notes and Common Stock Warrants to Brian Fargo ($2,000,000), Richard S.F. Lehrberg ($300,000) and Christopher J. Kilpatrick ($100,000). The Secured Subordinated Promissory Notes provided for interest at a rate of 12% per annum. Messrs. Fargo, Lehrberg and Kilpatrick elected to receive 11,688, 1,683 and 100 shares of Common Stock, respectively, in lieu of the May 1997 interest payment due under the Secured Subordinated Promissory Notes, at a price of $11.25 per share. In February 1998, the terms of such Notes and Warrants were amended to permit the exercise of the Warrants or the repayment of the Notes upon the closing of the Company's IPO whether or not the IPO constituted a Qualified Event (as defined in the Notes and Warrants). Messrs. Fargo, Lehrberg and Kilpatrick elected to exercise such Warrants for 519,481, 77,922 and 25,974 shares of Common Stock, respectively, by canceling such Notes effective upon the closing of the IPO at an exercise price of $3.85 per share (based upon the IPO price of $5.50 per share).

  In March 1999, the Company entered into a Stock Purchase Agreement with Titus Interactive SA and Brian Fargo. Under the terms of the Stock Purchase Agreement, the Company issued Two Million Five Hundred Thousand (2,500,000) shares of its common stock to Titus in exchange for consideration of Ten Million Dollars ($10,000,000). The Stock Purchase Agreement provides that the purchase price will be recalculated based on the average closing price per share of the Company's Common Stock as reported by Nasdaq during each of two periods of ten trading days, ending June 30, 1999, and August 20, 1999, respectively. If the average price per share of the Company's Common Stock as calculated during such periods is below four dollars ($4.00), the

Company will be required under the terms of the Stock Purchase Agreement to issue additional shares to Titus so that the total number of shares issued to Titus equals $10,000,000 divided by the stock price as so recalculated up to a maximum of 2,500,000 additional shares, or 5,000,000 shares in the aggregate. In the event the stock price determined pursuant to the second recalculation is higher than that determined pursuant to the first recalculation, Titus would be required to return shares to the Company accordingly (see "Proposal Two--Approval of Issuance of Common Stock to Titus Interactive SA," below).

  Under the terms of the Stock Purchase Agreement, the Company is obligated to register all of the shares of the Company's Common Stock purchased by Titus pursuant to the terms and conditions of the Stock Purchase Agreement, as well as any shares purchased by Titus by exercise of an option it holds to purchase the 4,658,216 shares of the Company's Common Stock currently held by Universal. Also, in connection with the Stock Purchase Agreement, Mr. Fargo agreed to not sell, assign, pledge, mortgage or otherwise dispose of or transfer any shares of the Company's Common Stock without the prior written consent of Titus. In addition, in connection with such transaction Mr. Fargo granted to Titus an irrevocable proxy to vote all of his shares of Common Stock in favor of the issuance of Common Stock to Titus pursuant to the Stock Purchase Agreement.

  In May, 1999 the Company signed a letter of intent with Titus pursuant to which Titus will loan the Company $5 million, and the Company and Titus will negotiate certain additional transactions. Should the definitive agreements contemplated by the letter of intent not be entered into by the Company and Titus, the loan must be repaid by the Company, or, at the option of Titus, may be convertible into the Company's Common Stock. In the event the agreements contemplated by the letter of intent are entered into, Titus would make a strategic equity investment of $25 million in the Company, purchasing 6.25 million shares of Common Stock at a purchase price of $4 per share. As part of the agreements to be negotiated under the letter of intent, Titus chairman and chief executive officer Herve Caen would become president of Interplay. The letter of intent also contemplates the swap by Brian Fargo, the Company's chairman and chief executive officer, of 2 million personal shares of Interplay Common Stock for an agreed upon number of Titus shares.

 Other Transactions

  In March 1998, the Company entered into Indemnification Agreements with all of its directors and executive officers providing for indemnification of such persons by the Company in certain circumstances.

                                 PROPOSAL TWO

         APPROVAL OF ISSUANCE OF COMMON STOCK TO TITUS INTERACTIVE SA

  On March 18, 1999, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Titus Interactive SA, a French corporation ("Titus"), and Brian Fargo, under the terms of which the Company issued Two Million Five Hundred Thousand (2,500,000) Shares of its Common Stock to Titus in exchange for consideration of Ten Million Dollars ($10,000,000), which has been paid to the Company. Pursuant to the terms of the Stock Purchase Agreement, the Company may be obligated to issue up to Two Million Five Hundred Thousand (2,500,000) additional shares to Titus without additional consideration based on the price per share of the Company's Common Stock as of certain future dates, as more particularly set forth below, provided that Titus will not be issued a total number of shares of the Company's Common Stock equal to or exceeding 3,661,772 shares, which is twenty percent (20%) of the Company's outstanding Common Stock as of the date of the Stock Purchase Agreement, without the prior approval of the Company's stockholders. The Board of Directors unanimously approved the terms of the Stock Purchase Agreement and the transactions contemplated thereby on March 17, 1999. The net proceeds from the sale of Common Stock to Titus provided the Company with additional working capital to finance its operations. Applicable law does not require the Company's stockholders to approve the terms of the Stock Purchase Agreement, or the issuance of Common Stock to Titus thereunder. However, as explained below, in order to issue an aggregate of 3,661,772 or more shares of the Company's Common Stock to Titus, which may be required by the terms of the Stock Purchase

Agreement, the rules of the Nasdaq Stock Market ("Nasdaq"), on which the Company's Common Stock is traded, require the approval of the issuance of those shares to Titus by the Company's stockholders (the "Share Issuance Proposal"). The issuance of shares to Titus will have no adverse effect on the rights of the Company's stockholders, other than the dilutive effect of the issuance of additional shares of the Company's Common Stock.

  Under the terms of the Stock Purchase Agreement, the Company issued Two Million Five Hundred Thousand (2,500,000) shares of its common stock to Titus on March 18, 1999 in exchange for consideration of Ten Million Dollars ($10,000,000). The Stock Purchase Agreement provides that the purchase price will be recalculated based on the average closing price per share of the Company's Common Stock as reported by Nasdaq during each of two periods of ten trading days, ending June 30, 1999, and August 20, 1999, respectively. If the average price per share of the Company's Common Stock as calculated during such periods is below four dollars ($4.00), the Company will be required under the terms of the Stock Purchase Agreement to issue additional shares to Titus so that the total number of shares issued to Titus equals $10,000,000 divided by the stock price as so recalculated up to a maximum of 2,500,000 additional shares, or 5,000,000 shares in the aggregate. In the event the stock price determined pursuant to the second recalculation is higher than that determined pursuant to the first recalculation, Titus would be required to return shares to the Company accordingly.

  Nasdaq rules require a listed company to obtain stockholder approval prior to any issuance of its common stock which equals or exceeds twenty percent of its outstanding common stock (or twenty percent or more of the Company's outstanding voting power), for consideration less than the greater of book or market value of the shares. Prior to the issuance of any of its shares to Titus, the Company had 18,308,861 shares of common stock issued and outstanding. Consequently, under Nasdaq Stock Market Rules, the Company may not issue Titus an aggregate of 3,661,772 or more shares, or twenty percent (20%) of the Company's outstanding Common Stock prior to the Titus transaction, unless it first obtains stockholder approval of the issuance. Because the Company may be required to issue an aggregate of 3,661,772 or more shares to Titus under the terms of the Stock Purchase Agreement, and because the price of those shares may be below market value at the time of issuance, the Board of Directors seeks the approval by the Company's stockholders of the Share Issuance Proposal.

  If stockholder approval of the Share Issuance Proposal is not obtained, and if the subsequent valuations of the Company's stock price are such that the Company would otherwise have to issue Titus an aggregate of 3,661,772 or more shares, the Stock Purchase Agreement provides that the Company must issue a promissory note to Titus for any amount by which the value of the number of shares otherwise issuable by the Company to Titus under the terms of the Stock Purchase Agreement if stockholder approval had been obtained, exceeds the value of the maximum number of shares issuable by the Company to Titus without the approval of the Company's stockholders. If issued, the promissory note would accrue interest at a rate of ten percent (10%) per annum from March 18, 1999 until the date paid, and would be due on January 1, 2000.

  As a condition to entering into the Stock Purchase Agreement, Titus obtained irrevocable proxies from Brian Fargo and Universal Studios, Inc., which own 5,572,378 shares and 4,658,216 shares, respectively, of the Company's common stock as of the date of this Proxy Statement. The irrevocable proxies permit Titus to vote the shares held by Mr. Fargo and Universal in favor of the Share Issuance Proposal.

Vote Required; Board of Directors' Recommendation

  The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is required to authorize the issuance to Titus of an aggregate number of shares of the Company's Common Stock which equals or exceeds 3,661,772 shares. The Board of Directors recommends that you vote FOR the approval of the Share Issuance Proposal. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                                PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. The Board of Directors recommends that you vote FOR the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The persons named in the enclosed proxy will vote FOR the appointment of Arthur Andersen LLP unless contrary instructions are given in the proxy. The appointment of Arthur Andersen LLP shall be by the affirmative vote of the holders of a majority of the shares voting on the proposal in person or by proxy at the meeting.

                             STOCKHOLDER PROPOSALS

  Any stockholder desiring to submit a proposal for action at the 2000 Annual Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 16815 Von Karman Avenue, Irvine, California 92606, addressed to the Secretary, no later than January 28, 2000 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters relating to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

  On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

  With respect to the Company's 2000 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by April 13, 2000, the Company will be allowed to use its voting authority as described above.

                         TRANSACTION OF OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

  Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. REQUESTS SHOULD BE MAILED TO THE SECRETARY, INTERPLAY ENTERTAINMENT CORP., 16815 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92606.

                                          By Order of the Board of Directors

                                          Brian Fargo
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

May 24, 1999

                         INTERPLAY ENTERTAINMENT CORP.

                     PROXY SOLICITED BY BOARD OF DIRECTORS

     Brian Fargo and Richard S.F. Lehrberg, and each or either of them, with full power of substitution, are hereby appointed proxies to vote the stock of the undersigned in Interplay Entertainment Corp. at the Annual Meeting of Stockholders on June 24, 1999, and at any postponement and adjournment thereof, to be held at 16815 Von Karman Avenue, Irvine, California, on Thursday, June 24, 1999 at 10:00 a.m. Pacific Standard Time.

     Management recommends that you vote FOR Proposal 1, FOR Proposal 2 and FOR
     --------------------------------------------------------------------------
Proposal 3.
----------

     1.  PROPOSAL 1.  ELECTION OF DIRECTORS.
         ----------------------------------

            [_]  FOR all Nominees listed below    [_]  WITHHOLD AUTHORITY to
                 (except as indicated to the           vote for all Nominees
                 contrary below)                       listed below

     Brian Fargo, Richard S. F. Lehrberg, Mark Pinkerton, Charles S. Paul and Kenneth J. Kay.

     INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.

                        -------------------------------


     2.  PROPOSAL 2.  THE ISSUANCE OF UP TO 5,000,000 SHARES OF THE COMPANY'S
         --------------------------------------------------------------------
COMMON STOCK TO TITUS INTERACTIVE SA, PURSUANT TO THE TERMS OF THE STOCK
------------------------------------------------------------------------
PURCHASE AGREEMENT DATED MARCH 18, 1999.
---------------------------------------

             [_]   FOR            [_]   AGAINST        [_]      ABSTAIN

     3.  PROPOSAL 3.  RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS
         ----------------------------------------------------------------------
INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------------
1999.

             [_]   FOR            [_]   AGAINST        [_]      ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.


                                 [Front of Proxy Card]

     THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.


                            Please sign exactly as name appears hereon.



                            ------------------------------------------


                            ------------------------------------------

                            Date:  _____________________________, 1999

                            When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



     PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.



                             [Back of Proxy Card]